Exhibit 4.2

Execution Version

STOCKHOLDERS’ AGREEMENT

by and among

HMH HOLDING INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of April 2, 2026

TABLE OF CONTENTS

1. EFFECTIVENESS; DEFINITIONS.	1
1.1 Effective Time	1
1.2 Definitions	1
2. CORPORATE GOVERNANCE.	1
2.1 Board of Directors	1
2.2 Access to Information	3
2.3 Confidentiality	4
3. COVENANTS.	5
3.1 Directors’ and Officers’ Insurance	5
3.2 Indemnification Agreements	5
3.3 Indemnification	5
3.4 Actions Requiring Approval of the Stockholders	7
3.5 Other Business Opportunities	7
3.6 Beneficial Ownership Information	7
3.7 Notice of Lock-Up Release or Waiver	7
4. AMENDMENT, TERMINATION, ETC.	7
4.1 Written Modifications	7
4.2 Termination; Effect of Termination	8
5. DEFINITIONS.	8
5.1 Certain Defined Terms	8
5.2 Certain Matters of Construction	11
6. MISCELLANEOUS.	11
6.1 Authority; Effect	11
6.2 Notices	12
6.3 Binding Effect, Etc	14
6.4 Descriptive Headings	14
6.5 Counterparts	14
6.6 Severability	14
6.7 No Recourse	14
7. GOVERNING LAW.	15
7.1 Governing Law	15
7.2 Consent to Jurisdiction; Venue; Service	15
7.3 WAIVER OF JURY TRIAL	15
7.4 Exercise of Rights and Remedies	16

i

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”) is made as of April 2, 2026 by and among: (i) HMH Holding Inc., a Delaware corporation (the “Company”); (ii) Baker Hughes Holdings LLC, a Delaware limited liability company (“Baker Hughes”); and (iii) Akastor AS, a Norwegian private limited liability company (“Akastor AS”), and Mercury HoldCo Inc., a Delaware corporation (“Akastor US” and, together with Akastor AS, “Akastor”). Akastor and Baker Hughes are collectively referred to herein as the “Stockholders”.

RECITALS

WHEREAS, HMH Holding B.V. (formerly known as MHH Holding B.V.), a subsidiary of the Company, Akastor ASA and the Stockholders entered into a Stockholders’ Agreement, dated as of October 1, 2021 (as amended, supplemented or modified from time to time, the “Original Agreement”);

WHEREAS, pursuant to Section 12.08 of the Original Agreement, such Original Agreement shall automatically terminate upon consummation of an IPO (as defined therein); and

WHEREAS, the parties hereto believe that it is in the best interests of the Company and the Stockholders to enter into this Agreement to set forth herein their agreements on certain matters relating to the rights and obligations of the Stockholders following the Initial Public Offering.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	EFFECTIVENESS; DEFINITIONS.

1.1 Effective Time. This Agreement will become effective immediately upon the closing of the Initial Public Offering (the “Effective Time”).

1.2 Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 5 hereof.

2.	CORPORATE GOVERNANCE.

2.1 Board of Directors.

2.1.1 Size. On and after the Effective Time, the Board shall consist of seven Directors; provided, that the Board shall further increase the number of Independent Directors to the extent necessary to comply with applicable law and the Stock Exchange rules, or as otherwise agreed by the Board, subject to the rights of the Stockholders under Section 3.4.

2.1.2 Composition; Company Recommendation. The rights of the Stockholders to designate Directors for nomination shall be as follows:

(a) So long as Baker Hughes and its Affiliates collectively Beneficially Own (i) at least 8,800,000 shares of Common Stock, Baker Hughes shall be entitled to designate for nomination two Directors; and (ii) at least 4,400,000 but less than 8,800,000 shares of Common Stock, Baker Hughes shall be entitled to designate for nomination one Director. Baker Hughes shall not be entitled to designate for nomination any Directors pursuant to this Section 2.1.2 if at any time Baker Hughes and its Affiliates collectively Beneficially Own less than 4,400,000 shares of Common Stock. Each Director so designated for nomination shall be referred to as a “Baker Hughes Director”.

(b) So long as Akastor and its Affiliates collectively Beneficially Own (i) at least 8,800,000 shares of Common Stock, Akastor shall be entitled to designate for nomination two Directors; and (ii) at least 4,400,000 but less than 8,800,000 shares of Common Stock, Akastor shall be entitled to designate for nomination one Director. Akastor shall not be entitled to designate for nomination any Directors pursuant to this Section 2.1.2 if at any time Akastor and its Affiliates collectively Beneficially Own less than 4,400,000 shares of Common Stock. Each Director so designated for nomination shall be referred to as an “Akastor Director”.

(c) The Company hereby agrees (i) to include the nominees of the Stockholders designated pursuant to this Section 2.1.2 as the nominees to the Board on each slate of nominees for election of the Board included in the Company’s annual meeting or special meeting proxy statement (or consent solicitation or similar document), (ii) to recommend the election of such nominees to the stockholders of the Company and (iii) without limiting the foregoing, to otherwise use its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual then standing for election as a Director, in each case unless such action would be inconsistent with the Board’s fiduciary duties under applicable law.

2.1.3 Right to Delegate; Committees.

(a) The Company shall establish and maintain an audit committee of the Board (the “Audit Committee”), a compensation committee of the Board (the “Compensation Committee”), a nominating and corporate governance committee of the Board (the “Nominating Committee”) and such other Board committees as the Board deems appropriate from time to time or as may be required by applicable law or the Stock Exchange rules. The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement, the Company Charter and the Company Bylaws.

(b) If the Company shall establish any committee of the Board other than the Audit Committee, Compensation Committee or Nominating Committee (an “Additional Committee”), then, subject to any requirements under applicable law or Stock Exchange rules, such Additional Committee shall consist of (i) if so requested by Baker Hughes, at least one Baker Hughes Director (but only if Baker Hughes is then entitled to nominate at least one Director) and (ii) if so requested by Akastor, at least one Akastor Director (but only if Akastor is then entitled to nominate at least one Director).

2.1.4 Removal; Vacancies.

(a) In the event that any Director is removed (for any reason) or shall have resigned or become unable to serve, the Stockholder who had the power to designate such Director pursuant to Section 2.1.2 shall have the exclusive power to designate a candidate to fill such vacancy; but if such Stockholder is not then entitled to fill such vacant Director position pursuant to Section 2.1.2, such vacant Director position shall be filled by the Board, after considering the recommendation of the Nominating Committee. Any Director appointed pursuant to this Section 2.1.4(a) shall be appointed for a term expiring at the next annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal or inability to serve.

(b) If, subject to the rights of the Stockholders under Section 3.4, the Board votes to increase the size of the Board, the vacant Director position(s) created as a result of such newly created directorship(s) shall be filled by the Board, after considering the recommendation of the Nominating Committee.

(c) Subject to Section 2.1.4(a), any other vacant Director position(s) shall be filled by the Board, or the Board shall nominate a replacement Director, in each case, after considering the recommendation of the Nominating Committee.

2.1.5 Expense Reimbursement. The Company shall pay or reimburse the reasonable, documented, out-of-pocket expenses incurred by the members of the Board in connection with their service on the Board (and any committee thereof).

2.2 Access to Information. So long as a Stockholder Beneficially Owns any shares of Common Stock, the Company agrees to deliver to such Stockholder, upon written request, such information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Stockholder and as is reasonably required by such Stockholder to comply with any tax, regulatory or stock exchange obligations (including with respect to financial reporting obligations); provided, that the Company reserves the right to withhold any information under this Section 2.2 from a Stockholder if the Company has designated as attorney-client, work product or similar privilege with respect to which the Company has determined in good faith, based on advice of counsel, that the disclosure of such information to such Person would be reasonably likely to jeopardize attorney-client privilege or other similar privilege protected under applicable law (otherwise benefiting the Company or any of its Subsidiaries); provided, that, with respect to any information not disclosed pursuant to the foregoing clause, the Company (x) has used its reasonable best efforts to enter into arrangements pursuant to which it may provide such information to the applicable Stockholder without the loss of any such privilege and (y) provides all information other than the portions thereof which are required to be withheld to protect such privilege. Each such Stockholder will have access to the Company’s management as may be reasonably requested.

2.3 Confidentiality. The Company recognizes that Directors (i) will from time to time receive non-public information concerning the Company, and (ii) may share such information with certain other individuals employed by the Stockholders and their respective Affiliates that nominated such Director who have a reasonable need to know such information solely for the purpose of allowing such Stockholders to monitor or evaluate their investment in the Company. Subject to the conditions set forth in this Section 2.3, the Company hereby irrevocably consents to such sharing. Each Stockholder agrees that it and its Affiliates’ employees will keep confidential and not disclose or divulge to any third party, or use for any purpose other than to monitor its investment in the Company, any confidential information regarding the Company it receives from the Company or a Director unless such information (w) is known or becomes known to the public in general, (x) is or has been independently developed or conceived by or on behalf of such Stockholder or an Affiliate thereof without use of the Company’s confidential information, (y) is or has been made known or disclosed to such Stockholder or an Affiliate thereof by a third party without, to such Stockholder’s knowledge, a breach of any obligation of confidentiality such third party may owe to the Company or any of its Subsidiaries or (z) is required to be disclosed by such Stockholder or an Affiliate thereof to comply with tax, regulatory or stock exchange obligations, provided that such Stockholder takes reasonable steps to minimize the extent of any such required disclosure, and each Stockholder will cause its employees and other Representatives to comply with the foregoing obligations; provided, however, that a Stockholder may disclose confidential information to its Affiliates to the extent such Affiliates have a reasonable need to know such information solely for the purpose of monitoring or evaluating such Stockholder’s investment in the Company or its or their respective attorneys, accountants, consultants, advisors and other professionals who are subject to a duty of confidentiality to the extent reasonably necessary to obtain their services in connection with monitoring or evaluating such Stockholder’s investment in the Company (collectively, “Representatives”). Notwithstanding the foregoing, the Directors shall not share information that the Company has designated as attorney-client, work product or similar privilege with respect to which the Company has determined in good faith, based on advice of counsel, that the disclosure of such information to the Stockholders would be reasonably likely to jeopardize attorney-client privilege or other similar privilege protected under applicable law (otherwise benefiting the Company or any of its Subsidiaries) without the prior written consent of the Company. Each Stockholder shall be responsible for any breach of the terms of this Section 2.3 by it or its employees or other Representatives. With respect to each Stockholder, the consent to share non-public information concerning the Company with individuals employed by, and other Representatives of, such Stockholder pursuant to this Section 2.3 shall terminate upon the date that the Board no longer has any Directors designated for nomination by such Stockholder and such Stockholder no longer has the right to designate for nomination any member of the Board hereunder, and the confidentiality obligation of such Stockholder pursuant to this Section 2.3 shall terminate upon the second anniversary of such date (and survive any termination of this Agreement prior to such date).

3.	COVENANTS.

3.1 Directors’ and Officers’ Insurance. On and after the Effective Time, the Company shall obtain and maintain in effect customary director and officer indemnity insurance (any such director, officer or other indemnified person covered by any such indemnity insurance policy, a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”).

3.2 Indemnification Agreements. The Company has entered into and shall at all times maintain in effect an indemnification agreement with each Baker Hughes Director and Akastor Director, in such form approved in connection with the Initial Public Offering.

3.3 Indemnification. 3.3.1 To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend the Stockholders and their respective Affiliates, partners, employees, agents, directors, managers, officers and controlling Persons (any such Person, a “Stockholder Indemnitee”) from and against any Losses (other than for taxes based on fees or other compensation received by such Stockholder Indemnitee from the Company or its Subsidiaries), judgments, fines and other amounts which may be imposed on, asserted against, paid in settlement, incurred or suffered by such Stockholder Indemnitee or any of them, as a party or otherwise, before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), in connection with any threatened, pending or completed Third-Party Claim arising directly or indirectly out of, or in any way relating to, such Stockholder Indemnitee’s actual, alleged or deemed control or ability to influence the Company or any of its Subsidiaries, including by way of a Stockholder’s Beneficial Ownership of Common Stock or other equity securities of the Company (or any of its Subsidiaries) or the rights granted to a Stockholder pursuant to this Agreement; provided, that the foregoing indemnification rights in this Section 3.3.1 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to it or as a result of a breach by such Stockholder Indemnitee or its Affiliates of this Agreement or any other agreement with, or any Board-approved policy of, the Company or any of its Subsidiaries; (c) any matter with respect to which any Stockholder Indemnitee or its Affiliate has express indemnification obligations to the Company, any of its Subsidiaries or any Affiliate of any of the foregoing; or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or public policy. If and to the extent that the foregoing indemnification is unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Stockholder Indemnitee to indemnification and contribution hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party (including for the avoidance of doubt, any rights under Section 3.3.2) or is otherwise becomes the beneficiary or under law or regulation or under the organizational documents of the Company or, any of its Subsidiaries and shall extend to such Stockholder Indemnitee’s successors and assigns. The Company shall not be liable for amounts paid in settlement of any action effected without its written consent, but if any action is settled with written consent of the Company, or if there is a final judgment against a Stockholder Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Stockholder Indemnitee to the extent provided above from and against any Losses by reason of such settlement or judgment. In addition, the Company shall not be required to indemnify a Stockholder Indemnitee for any disgorgement of profits made from the purchase or sale by such Stockholder Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act, or to indemnify or advance expenses to a Stockholder Indemnitee in any circumstance where such indemnification has been determined to be prohibited by law by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing. Notwithstanding anything herein to the contrary, each of the Stockholder Indemnitees shall be a third-party beneficiary of the rights conferred to such Stockholder Indemnitees in this Section 3.3.1. This Section 3.3.1 shall survive any termination of this Agreement in respect of any Third-Party Claim to the extent related to or arising from any event occurring prior to termination of this Agreement.

3.3.2 The Company hereby acknowledges that the D&O Indemnitees and the Stockholder Indemnitees (collectively, the “Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by either Stockholder and/or certain of their respective Affiliates (collectively, the “Stockholder Indemnitors”). The Company hereby (a) agrees that the Company and any Subsidiary that provides indemnity shall be the indemnitor of first resort (i.e., its obligations to an Indemnitee shall be primary and any obligation of any Stockholder Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee shall be secondary), (b) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Stockholder Indemnitor or their insurers and (c) irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except in the case of conduct by an Indemnitee where such Indemnitee is not otherwise entitled to indemnification from the Company under any indemnification agreement with the Company. The Company further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The provisions of this Section 3.3.2 will survive any termination of this Agreement. Any Stockholder Indemnitor or insurer thereof not a party to this Agreement is an express third-party beneficiary of this Section 3.3.2, and is entitled to enforce this Section 3.3.2 according to its terms to the same extent as if such Stockholder Indemnitor or insurer thereof were a party hereto.

3.4 Actions Requiring Approval of the Stockholders. So long as a Stockholder is entitled to designate for nomination at least one Director pursuant to Section 2.1.2, the following actions by the Company shall require the prior written consent of such Stockholder:

(a) any increase or decrease to the size of the Board; and

(b) any amendment, modification or waiver of the Company Charter or the Company Bylaws that relates to the size of the Board.

3.5 Other Business Opportunities. Except with the prior written consent of each Stockholder, for so long as any Director designated for nomination by either of the Stockholders is a member of the Board, the Company Charter shall provide for a renunciation of any interest or expectation in corporate opportunities presented to the Stockholders (and their respective Affiliates and Director nominees) to the maximum extent permitted by the Delaware General Corporation Law.

3.6 Beneficial Ownership Information. Each Stockholder shall: (i) upon the request of the Company, use commercially reasonable efforts to promptly provide the Company with the number of shares of Common Stock such Stockholder Beneficially Owns in the aggregate and the number of shares of Common Stock Beneficially Owned by each Person constituting such Stockholder, and (ii) upon the execution of any transaction by a Stockholder or any Affiliates of a Stockholder that results in an increase or decrease in the amount of shares of Common Stock Beneficially Owned by such Stockholder or any Affiliates of such Stockholder, promptly notify the Company of such transaction and include the number of shares of Common Stock such Stockholder or any Affiliates of such Stockholder Beneficially Owns in the aggregate and the number of shares of Common Stock Beneficially Owned by each Person constituting such Stockholder or any Affiliates of such Stockholder as a result of the transaction.

3.7 Notice of Lock-Up Release or Waiver. If the Company receives notice or otherwise becomes aware of any release or waiver granted by the applicable underwriter(s) under any lock-up agreement entered into in connection with a Public Offering, the Company shall promptly, and in any event within two business days, provide each Stockholder with written notice of such release or waiver.

4.	AMENDMENT, TERMINATION, ETC.

4.1 Written Modifications. This Agreement (including any specific term set forth herein or portion hereof) may be amended, modified, extended or terminated only by an agreement in writing signed by the Company and each Stockholder, and the provisions hereof may be waived only by an agreement in writing signed by the Company and each affected Stockholder. Each such amendment, modification, extension, termination and waiver will be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. The effectiveness of this Agreement is expressly conditioned upon the occurrence of the Effective Time, and if the Initial Public Offering of the Company is terminated, withdrawn or otherwise abandoned, then this Agreement may be terminated by either Stockholder and the Original Agreement shall remain in full force and effect.

4.2 Termination; Effect of Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder is no longer entitled to designate for nomination at least one Director pursuant to Section 2.1.2. No expiration or termination of this Agreement or any part hereof will relieve any Person of liability for a breach at or prior to such expiration or termination. Notwithstanding the foregoing, Sections 2.3 and 3.3 shall survive any termination of this Agreement.

5.	DEFINITIONS.

5.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Additional Committee” has the meaning set forth in Section 2.1.3(b).

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise). For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall constitute an Affiliate of Baker Hughes or Akastor.

“Agreement” has the meaning set forth in the Preamble.

“Akastor” has the meaning set forth in the Preamble.

“Akastor AS” has the meaning set forth in the Preamble.

“Akastor Director” has the meaning set forth in Section 2.1.2(b).

“Akastor US” has the meaning set forth in the Preamble.

“Audit Committee” has the meaning set forth in Section 2.1.3(a).

“Baker Hughes” has the meaning set forth in the Preamble.

“Baker Hughes Director” has the meaning set forth in Section 2.1.2(a).

“Beneficial Owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Company.

“business day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Common Stock” means collectively the Class A common stock, par value $0.01 per share, and the Class B common stock, par value $0.01 per share, in each case of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any stock into which any such Common Stock shall have been changed or any stock resulting from any reclassification of any such Common Stock. Any reference to a number of shares of Common Stock pursuant to this Agreement shall be automatically and equitably adjusted for any reclassification, stock split (including reverse stock split), subdivision, combination, exchange or readjustment of Common Stock, or any stock dividend or distribution with a record date following the Effective Time.

“Company” has the meaning set forth in the Preamble.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect at the Effective Time and as may be amended, restated, supplemented and/or otherwise modified from time to time.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect at the Effective Time and as may be amended, restated, supplemented and/or otherwise modified from time to time.

“Compensation Committee” has the meaning set forth in Section 2.1.3(a).

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Covered Action” has the meaning set forth in Section 7.1.

“D&O Indemnitee” has the meaning set forth in Section 3.1.

“Director” means any of the individuals elected or appointed to serve on the Board.

“Effective Time” has the meaning set forth in Section 1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 3.3.1.

“Indemnitee” has the meaning set forth in Section 3.3.2.

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the applicable rules of the Stock Exchange, as determined by the Board and, to the extent applicable with respect to Audit Committee membership, an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Stock Exchange rules for audit committee members, as well as any other requirement of the U.S. securities laws that is then applicable to the Company, as determined by the Board.

“Initial Public Offering” means the initial Public Offering pursuant to the IPO Registration Statement.

“IPO Registration Statement” means the Company’s registration statement on Form S-1 (SEC File No. 333-281497) initially filed with the SEC on August 12, 2024 and declared effective on March 31, 2026.

“Losses” means any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, tax, expense and cause of action of any nature whatsoever.

“Nominating Committee” has the meaning set forth in Section 2.1.3(a).

“No Recourse Persons” has the meaning set forth in Section 6.7.

“Original Agreement” has the meaning set forth in the Recitals.

“Permitted Transferee” means, with respect to (i) Baker Hughes, Baker Hughes Company and any of its direct or indirect wholly owned subsidiaries and (ii) Akastor, Akastor ASA and any of its direct or indirect wholly owned subsidiaries.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Representatives” has the meaning set forth in Section 2.3.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means (i) any and all shares of Common Stock and all other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and Convertible Securities or other rights to acquire such shares and (ii) any equity securities issued or issuable directly or indirectly with respect to the shares referred to in clause (i) above by way of equity distribution or equity split or in connection with a combination of equity, recapitalization, merger, consolidation, reorganization or other transaction.

“Stock Exchange” means The Nasdaq Global Select Market or other national securities exchange or interdealer quotation system on which the Common Stock is at any time listed or quoted.

“Stockholder Indemnitee” has the meaning set forth in Section 3.3.1.

“Stockholder Indemnitors” has the meaning set forth in Section 3.3.2.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” shall mean any Person in which the Company owns, directly or indirectly, stock or other shares or interests possessing fifty percent (50%) or more of the total combined voting power of such Person or otherwise has the power to direct the management and policies of such Person, whether through ownership of shares, by contract or otherwise.

“Third-Party Claim” means any (i) claim brought by a Person other than an Indemnitee or the Company or any of its Subsidiaries and (ii) derivative claim brought in the name of the Company or any of its Subsidiaries that is initiated by any Person other than an Indemnitee.

5.2 Certain Matters of Construction. In addition to the definitions referred to or set forth above in this Section 5:

(a) the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and references to a particular Section of this Agreement include all subsections thereof;

(b) the word “including” means including, without limitation;

(c) definitions are equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d) the masculine, feminine and neuter genders shall each be deemed to include the other.

6.	MISCELLANEOUS.

6.1 Authority; Effect. Each party hereto represents and warrants to and agrees with each other party hereto that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which such party’s assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties as members of a joint venture or other association.

6.2 Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally or (b) sent (i) by nationally-known, reputable overnight carrier, (ii) by registered or certified mail, postage prepaid, or (iii) by email of a “portable document format” (.pdf) document, in each case, addressed as follows:

If to the Company, to:

HMH Holding Inc.

3300 North Sam Houston Pkwy East

Houston, TX 77032

Attention: Dwight Rettig

Email: [***]

with a copy to (which copy shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: James Marshall

Email: [***]

If to Baker Hughes, to:

Baker Hughes Holdings LLC

245 Hammersmith Road

London W6 8PW

United Kingdom

Attention: John L. Keffer

Email: [***]

with a copy to (which copy shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, GA 30309

Attention: Erik Belenky and Elizabeth Morgan

Email: [***] and [***]

If to Akastor, to:

Akastor AS

PO Box 124,

1325 Lysaker

Norway

Attention: Eirik Thomassen

Email: [***]

and

Mercury HoldCo Inc.

3300 North Sam Houston Parkway East

Houston, TX 77032

Attention: Eirik Thomassen

Email: [***]

with a copy to (which copy shall not constitute notice):

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue, New York, NY 10001

Attention: Nicholas Dorsey and Douglas Dolan

Email: [***] and [***]

Notice to the holder of record of any shares of capital stock will be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications will be deemed effective (a) on the date received, if personally delivered, (b) one business day after being sent by nationally-known, reputable overnight carrier, (c) three business days after deposit with the U.S. Postal Service, if sent by registered or certified mail or (d) on the date sent if delivered by facsimile or electronic mail, so long as such communication is transmitted before 5:00 p.m. on a business day in the time zone of the receiving party, otherwise, on the next business day. Each party hereto is entitled to specify a different address by giving notice as aforesaid to the Company and the Stockholders.

6.3 Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter (including, for the avoidance of doubt, the Original Agreement), and is binding upon and will inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Stockholder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the Company and the other Stockholder, and any attempted assignment or delegation in violation of the foregoing will be null and void; provided, however, that Baker Hughes and Akastor shall be entitled to assign, in whole or in part, to any of their respective Permitted Transferees without such prior written consent in connection with and upon a transfer of Common Stock from such Stockholder to such Permitted Transferee.

6.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and will not be construed to define or limit any of the terms or provisions hereof.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together constitute one instrument. A facsimile or electronic signature will be considered due execution and will be binding upon the signatory thereof with the same force and effect as if the signature were an original.

6.6 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law, and the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the fullest extent possible. The provisions hereof are severable, and in the event any provision hereof is held invalid or unenforceable in any respect, that will not invalidate, render unenforceable or otherwise affect any other provision hereof.

6.7 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement will be had against any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of a Stockholder, any former, current or future, direct or indirect holder of any equity interests or securities of a Stockholder (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of a Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (collectively, the “No Recourse Persons”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any No Recourse Person for any obligation of either Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

7.	GOVERNING LAW.

7.1 Governing Law. This Agreement and all Covered Actions will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. As used herein, the term “Covered Action” means any action, claim, cause of action or suit (whether based in contract, tort or otherwise), inquiry, proceeding or investigation arising out of, based upon or relating to (a) this Agreement or relating to the subject matter hereof, (b) any derivative action or proceeding brought by any stockholder on behalf of the Company, (c) any breach or alleged breach of fiduciary duty owed by any Director or officer of the Company to the Company or its stockholders or (d) any breach or alleged breach of fiduciary duty by any director or officer of any Subsidiary of the Company to such Subsidiary or to the Company.

7.2 Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) for the purpose of any Covered Action, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries or Affiliates (excluding portfolio companies) to assert, by way of motion, as a defense or otherwise, in any Covered Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or any Covered Action or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any Covered Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Covered Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party consents to service of process in any Covered Action in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 hereof is reasonably calculated to give actual notice. Notwithstanding the foregoing in this Section 7.2, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

7.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS

CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.4 Exercise of Rights and Remedies. The Company and each Stockholder will have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or either Stockholder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto will be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement will impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

HMH HOLDING INC.

By:	/s/ Eirik Bergsvik
Name: Eirik Bergsvik
Title: Chief Executive Officer

[Signature Page to Stockholders’ Agreement]

BAKER HUGHES HOLDINGS LLC

By:	/s/ Daniel Horton
Name: Daniel Horton
Title: Deputy Treasurer

[Signature Page to Stockholders’ Agreement]

AKASTOR AS

By:	/s/ Øyvind Paaske
Name: Øyvind Paaske
Title: Chair

MERCURY HOLDCO INC.

By:	/s/ Askel Matre
Name: Askel Matre
Title: Director

[Signature Page to Stockholders’ Agreement]